Exhibit 99.1

Stereotaxis Reports Second Quarter 2013 Financial Results;

Announces Capital Transactions

-Achieves 49% Sequential Improvement in System Revenue-

-Secures Two Niobe® ES Orders-

-Narrows Operating Loss to $(1.8) Million-

-Obtains U.S. FDA Clearance of Vdrive™ with V-Sono™ System-

-Receives Cash Infusion of Approximately $8.5 Million from Warrant Exercises-

-Hosts Conference Call Today at 9:00 a.m. Eastern Time-

ST. LOUIS, MO, August 8, 2013—Stereotaxis, Inc. (NASDAQ: STXS) today reported financial results for the second quarter ended June 30, 2013. In addition, the Company disclosed recent business developments, including financing transactions to improve its current liquidity position.

Management Comments

William Mills, Stereotaxis Board Chairman and interim Chief Executive Officer, said, “In the second quarter, we achieved sequential improvement in revenue, gross margin and operating loss and secured two orders for our Niobe® ES system. One of these orders was a second system sale to a leading U.S. healthcare provider, which is one of four major integrated delivery networks in the country to invest in the Epoch™ platform.

“Furthermore, we saw improved utilization rates in certain strategic regions through a targeted physician plan and the implementation of territory assistants focused on driving clinical adoption. Our plan involves engaging those physicians that represent the greatest potential for volume growth and facilitating a faster pace of adoption within our installed base.”

Mr. Mills continued, “At the end of July, we achieved an important milestone with FDA clearance of our Vdrive™ with V-Sono™ system, representing a potentially significant boost to our U.S. market opportunities. The Vdrive system enables a single operator to control all catheters used in complex electrophysiology (EP) procedures and improves navigation to specific sites. The unique, diverse capabilities of the Vdrive system have enhanced the performance of Niobe labs in Europe, and we believe its entry in the U.S. will accelerate volume in our existing sites as well as potentially open doors to the wider EP market.”

“Finally, we are pleased to announce that we have entered into transactions with each of our existing convertible note holders, which will result in a cash infusion of $8.475 million. While we believe these transactions alleviate our liquidity concerns over the next few months, they do not represent a long-term solution. To that end, we have engaged Gordian Group, LLC, a financial advisory firm with special expertise in banking and advisory services for businesses in challenging liquidity situations, to assist us in evaluating various strategic and financing alternatives,” he concluded.

Capital Transactions

On August 8, 2013, holders of all of the Company’s convertible subordinated notes exercised outstanding warrants to purchase an aggregate of 2.5 million shares of common stock for cash at an exercise price of $3.361 per share and converted a portion of their notes into shares of common stock. In a separate transaction, the holders exchanged the balance of their convertible notes for shares and additional warrants to purchase 2.5 million shares, also having an exercise price of $3.361 per share. The convertible notes held by these holders were extinguished, and the Company issued shares at a combined rate of $3.00 per share in these transactions. As a result of these transactions, the Company is issuing a total of 5.2 million shares of common stock and will receive an aggregate of $8.475 million in cash from the warrant exercise. In addition, $8.1 million of convertible subordinated notes have been retired.

In connection with the exchange, the holders and the Company amended the terms of the original securities purchase agreement under which the notes and warrants were issued to remove certain ongoing covenants. The Company also intends to conduct a rights offering to all existing stockholders, pursuant to which its stockholders may elect to purchase a specified fraction of a share for each share of stock held as of the record date for the offering, at a price of $3.00 per share. The Company currently anticipates that fraction would not be less than 0.25 per share for each share of common stock held. The Company will register the rights offering with the Securities and Exchange Commission, and as a result, the record date for the rights offering has not been set at this time.

Stereotaxis entered into these transactions with the assistance of Gordian Group in order to help alleviate its immediate liquidity concerns, which have been previously disclosed. The Company continues to work on a long-term resolution of these liquidity issues with its financial advisors in order to mitigate the operational and financial risks that it faces.

Second Quarter Financial Results

Revenue for the second quarter 2013 totaled $9.7 million compared to $8.4 million in the first quarter of 2013, a 15.8% sequential increase, and $10.5 million in the prior year second quarter. System revenue improved 49% sequentially to $3.3 million, as the Company recognized revenue of $2.2 million on two Niobe ES systems and two Niobe ES upgrades, along with $1.1 million in Odyssey® system sales in the second quarter 2013. Recurring revenue of $6.4 million in the quarter was relatively unchanged from $6.6 million in the prior year second quarter and $6.2 million in the 2013 first quarter. Utilization declined 11% compared to the same quarter last year and was down slightly on a sequential basis.

The Company generated new capital orders of $4.0 million, which included two Niobe ES orders, compared to $3.1 million in the second quarter of 2012 and $2.4 million in the first quarter of 2013. Ending capital backlog for the second quarter was $8.4 million. During the quarter, one Niobe ES order was removed from backlog. The order was expected to go to revenue in 2014 but was cancelled due to changes in ownership at the hospital.

Gross margin in the quarter was $7.3 million, or 74.6% of revenue, versus $7.3 million, or 69.0% of revenue, in the second quarter 2012 and $6.2 million, or 73.9% of revenue, in the first quarter 2013. Operating expenses in the second quarter were $9.0 million, a 24% improvement from the year ago period and an 8% sequential improvement.

Operating loss in the second quarter was $(1.8) million, a 62% reduction compared to $(4.6) million in the prior year quarter and a 51% reduction compared to $(3.6) million in the first quarter. Interest expense increased $0.3 million year over year and $0.2 million sequentially, primarily due to the non-cash amortization of the convertible debt discount.

The net loss for the second quarter was $(3.0) million, or $(0.37) per share, compared to net income of $2.8 million, or $0.32 per diluted share, reported in the second quarter 2012 and a net loss of $(4.9) million, or $(0.61) per share, reported for the first quarter 2013. The weighted average diluted shares outstanding for the second quarters of 2013 and 2012 totaled 8.2 million and 9.3 million, respectively, and 8.0 million for the first quarter of 2013. The 2012 second quarter results included a $9.0 million gain related to mark-to-market conversion features of the warrants and subordinated convertible debt associated with the $18.5 million financing in May 2012. Excluding this, the adjusted net loss for the 2012 second quarter would have been $(6.2) million, or $(0.91) per adjusted diluted share with 6.7 million adjusted average diluted shares outstanding. Excluding mark-to-market warrant revaluation and amortization of convertible debt discount related to the financing, the net loss for the 2013 second quarter would have been $(3.2) million, or $(0.39) per share, and $(5.0) million, or $(0.63) per share, for the first quarter.

Cash burn for the second quarter of 2013 was $2.2 million, compared to $4.2 million for the second quarter of 2012 and $1.1 million for the first quarter of 2013. The sequential increase in cash burn was primarily due to lower revenues and receivables in the first quarter resulting in lower collections in the second quarter.

Six- Month Financial Results

Revenue for the first six months of 2013 was $18.1 million, down 20.4% compared to $22.8 million in the first six months of 2012. System and recurring revenues were $5.5 million and $12.6 million, respectively, during the first half of 2013, compared to $9.0 million and $13.8 million for system and recurring revenues during the same period of 2012. Overall utilization declined 11% from the same period last year.

Gross margin was $13.5 million, or 74.3% of revenue, compared with $15.8 million, or 69.2% of revenue, in the first six months of the prior year. Operating expenses were $18.8 million year to date on June 30, 2013, compared with $24.6 million in the same period of 2012, a 23.4% reduction. Operating loss was $(5.3) million versus $(8.8) million in the first six months of 2012, a 39.3% decrease.

Interest expense increased to $4.1 million for the first six months of 2013, compared to $3.3 million in the first six months of 2012. The increase was primarily related to non-cash amortization of the convertible debt discount related to the $18.5 million financing in May 2012.

The net loss was $(7.9) million for the first six months of 2013 versus $(3.0) million for the comparable period in 2012. The results for the first six months of 2012 included a $9.0 million gain related to mark-to-market conversion features of subordinated convertible debt and the warrants associated with the May 2012 financing. Cash burn was $3.3 million, compared to $8.5 million in the first six months of 2012.

Financial Position

At June 30, 2013, Stereotaxis had cash and cash equivalents of $4.1 million, compared to $9.6 million at March 31, 2013. At quarter end, total debt was $29.9 million, including $18.5 million related to HealthCare Royalty Partners debt. On July 31, 2013, the Company secured an extension of its revolving line of credit with Silicon Valley Bank through August 31, 2013, and was granted a waiver of covenant testing as of July 31, 2013.

While Stereotaxis has increased its cash position as a result of the transactions with convertible debt holders, it expects to have negative cash flow from operations throughout 2013. Therefore, the Company will continue to evaluate operating expense levels and cash burn, while exploring various strategic and financing alternatives with multiple entities to strengthen its balance sheet.

NASDAQ Status

On July 25, Company representatives appeared before the NASDAQ Listing Qualifications Panel to request a transfer from the NASDAQ Global Market to the NASDAQ Capital Market and to present a compliance plan. The hearing was granted following a determination letter by the NASDAQ staff which denied the Company’s request for an extension to achieve compliance with Global Market requirements. If the Panel decides to continue Stereotaxis’ listing on the Capital Market, the Company could have until December 16, 2013, to achieve compliance with applicable listing requirements. The Company does not have the results of the hearing at this time, but intends to continue to pursue its plans to achieve compliance with Capital Market criteria and to report to the Panel on its progress no later than August 15, 2013, as requested by the Panel.

Clinical Update

As previously announced, the Company has received 510(k) clearance by the Food and Drug Administration to market the Vdrive with V-Sono ICE catheter manipulator in the U.S. Additionally, the clinical study for the V-Loop™ circular catheter manipulator has completed 60% enrollment. This five-center, 120-patient clinical study will be part of a future V-Loop 510(k) submission that the Company intends to file upon completion of the study.

2013 Objectives

Stereotaxis does not provide revenue and earnings per share guidance, but reiterates the following goals for the full year 2013:

•	Expand global footprint through Japanese approval of Niobe technology

•	Manage operating expenses at current level

•	Strengthen balance sheet through strategic and financing alternatives

Conference Call and Webcast

Stereotaxis will host a conference call and webcast today, August 8, 2013, at 9:00 a.m. Eastern Time, to discuss second quarter results and announced capital transactions. The dial-in number for the conference call is 1-877-941-1429 for domestic participants and 1-480-629-9857 for international participants. Participants are asked to call the above numbers 5-10 minutes prior to the start time. To access the live and replay webcast, please visit the investor relations section of the Stereotaxis website at www.stereotaxis.com.

About Stereotaxis

Stereotaxis is a healthcare technology and innovation leader in the development of robotic cardiology instrument navigation systems designed to enhance the treatment of arrhythmias and coronary disease, as well as information management solutions for the interventional lab. With over 100 patents for use in a hospital’s interventional surgical suite, Stereotaxis helps physicians around the world provide unsurpassed patient care with robotic precision and safety, improved lab efficiency and productivity, and enhanced collaboration of life-saving information. Stereotaxis’ core Epoch™ Solution includes the Niobe® ES Remote Magnetic Navigation system, the Odyssey® portfolio of lab optimization, networking and patient information management systems and the Vdrive™ Robotic Mechanical Navigation system and consumables.

The core components of Stereotaxis systems have received regulatory clearance in the U.S., Europe, Canada and elsewhere. The V-Sono™ ICE catheter manipulator has received U.S. clearance, and the V-Loop™ circular catheter manipulator is currently in clinical trials in order to obtain clearance by the U.S. Food and Drug Administration. For more information, please visit www.stereotaxis.com

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to raise additional capital or otherwise address ongoing liquidity challenges on a timely basis and on terms that are acceptable, its ability to continue to manage expenses and cash burn rate at sustainable levels, its ability to continue to work with lenders to extend, repay or refinance indebtedness on acceptable terms or at all, the Company’s continued listing on the NASDAQ Global Market or ability to satisfy the criteria for listing on the NASDAQ Capital Market, continued acceptance of the Company’s products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase its systems and the timing of such purchases, the outcome of various shareholder litigation filed against Stereotaxis, competitive factors, changes resulting from the recently enacted healthcare reform in the U.S., including changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approvals, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.

Company Contact:	Investor Contact:
Marty Stammer	Todd Kehrli / Jim Byers
Chief Financial Officer	MKR Group, Inc.
314-678-6155	323-468-2300
stxs@mkr-group.com

STEREOTAXIS, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenue
System	$3,323,251	$3,863,107	$5,551,328	$9,042,612
Disposables, service and accessories	6,410,156	6,649,791	12,590,284	13,753,514

Total revenue	9,733,407	10,512,898	18,141,612	22,796,126
Cost of revenue
System	1,602,480	2,175,971	2,793,833	4,518,381
Disposables, service and accessories	869,408	1,084,107	1,870,701	2,503,528

Total cost of revenue	2,471,888	3,260,078	4,664,534	7,021,909
Gross margin	7,261,519	7,252,820	13,477,078	15,774,217
Operating expenses:
Research and development	1,484,096	2,196,073	3,013,303	5,021,280
Sales and marketing	4,254,546	6,223,330	9,110,560	12,222,069
General and administration	3,276,967	3,469,346	6,700,708	7,342,219

Total operating expenses	9,015,609	11,888,749	18,824,571	24,585,568

Operating loss	(1,754,090)	(4,635,929)	(5,347,493)	(8,811,351)
Other income	893,642	9,269,424	1,499,744	9,081,354
Interest income	1,256	2,008	2,668	3,371
Interest expense	(2,147,600)	(1,829,076)	(4,081,858)	(3,279,859)

Net income (loss)	$(3,006,792)	$2,806,427	$(7,926,939)	$(3,006,485)

Net earnings (loss) per common share:
Basic	$(0.37)	$0.42	$(0.98)	$(0.49)
Diluted	$(0.37)	$0.32	$(0.98)	$(0.49)

Weighted average shares used in computing net earnings (loss) per common share:
Basic	8,188,837	6,741,578	8,102,087	6,120,447
Diluted	8,188,837	9,263,149	8,102,087	6,120,447

STEREOTAXIS, INC.

BALANCE SHEETS

(Unaudited)

	June 30,	December 31,
	2013	2012
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,113,768	$7,777,718
Accounts receivable, net of allowance of $338,419 and $640,183 in 2013 and 2012, respectively	8,466,808	11,551,651
Current portion of long-term receivables	19,299	18,838
Inventories	5,580,167	5,098,241
Prepaid expenses and other current assets	2,294,529	3,492,067

Total current assets	20,474,571	27,938,515
Property and equipment, net	1,639,398	2,141,923
Intangible assets, net	1,829,403	1,979,320
Long-term receivables	19,521	73,199
Other assets	32,525	32,987

Total assets	$23,995,418	$32,165,944

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Current maturities of long-term debt	$12,061,454	$12,264,490
Accounts payable	3,944,680	3,556,688
Accrued liabilities	5,637,004	5,361,810
Deferred contract revenue	8,376,807	9,502,939
Warrants	1,469,042	2,968,348

Total current liabilities	31,488,987	33,654,275
Long-term debt, less current maturities	17,809,026	16,824,736
Long-term deferred contract revenue	334,664	477,159
Other liabilities	—	—
Stockholders’ equity (deficit):
Preferred stock, par value $0.001; 10,000,000 shares authorized, none outstanding at 2013 and 2012	—	—
Common stock, par value $0.001; 300,000,000 shares authorized, 8,320,790 and 8,018,615 shares issued at 2013 and 2012, respectively	8,321	8,019
Additional paid-in capital	367,133,231	366,053,627
Treasury stock, 4,015 shares at 2013 and 2012	(205,999)	(205,999)
Accumulated deficit	(392,572,812)	(384,645,873)

Total stockholders’ equity (deficit)	(25,637,259)	(18,790,226)

Total liabilities and stockholders’ equity (deficit)	$23,995,418	$32,165,944